                                                                      Exhibit 99

                                                                  (Logo Omitted)

                                             Teledyne Technologies Incorporated
                                             12333 West Olympic Boulevard
                                             Los Angeles, CA  90064-1021

                                  News Release

NEWSRELEASE

                          TELEDYNE TECHNOLOGIES REPORTS
                              THIRD QUARTER RESULTS

LOS ANGELES  - October 28, 2004 - Teledyne Technologies Incorporated (NYSE:TDY)

      -     REVENUES OF $270.0 MILLION INCREASED 25.2% COMPARED TO LAST YEAR

      -     EARNINGS PER SHARE OF $0.37 INCREASED 23.3% COMPARED TO LAST YEAR

      -     RAISING 2004 EARNINGS PER SHARE OUTLOOK

      -     ACQUIRED DEFENSE ELECTRONICS ASSETS OF CELERITEK, INC.

Teledyne Technologies today reported third quarter 2004 sales of $270.0 million, compared with sales of $215.7 million for the same period in 2003. Net income for the third quarter of 2004 was $12.5 million ($0.37 per diluted share), compared with net income of $9.9 million ($0.30 per diluted share) in the third quarter of 2003. Net income for the third quarter of 2003 was $7.5 million excluding a $2.4 million income tax benefit that resulted from the reversal of an income tax contingency reserve. Net income for the third quarter of 2004 included pretax pension expense of $2.2 million, compared with pretax pension expense of $1.7 million for the same period of 2003.

"This was another outstanding quarter for Teledyne," said Robert Mehrabian, chairman, president and chief executive officer. "The significant increase in sales resulted from several complementary acquisitions and double-digit organic growth. Earnings per share increased over the prior year period for the eleventh consecutive quarter, driven by strong margins in our Electronics and Communications and Systems Engineering Solutions business segments, as well as a payment from Honda Motor Co., Ltd. related to the piston engine business. In addition, on October 22, we closed the acquisition of the defense electronics business of Celeritek, Inc. - our fifth acquisition in 2004. During the quarter, we generated free cash flow of $26.4 million, and given our strong balance sheet and cash flow, we intend to pursue additional acquisitions in our strategic businesses."

Third Quarter Earnings Summary

                                               Millions of Dollars      Dollars per Diluted Share
                                               --------------------    --------------------------
                                                Third       Third       Third             Third
                                               Quarter     Quarter     Quarter           Quarter       Variance
                                                 2004        2003        2004              2003            %
                                               --------    --------    --------          --------      --------
Net income (excluding net pension expense and
       income tax benefit)                     $   13.8    $    8.5    $   0.41          $   0.26        57.7%
    Income tax benefit                               --         2.4          --              0.07
    Net after-tax pension expense                  (1.3)       (1.0)      (0.04)            (0.03)
                                               --------    --------    --------          --------        ----
Net income                                     $   12.5    $    9.9    $   0.37          $   0.30        23.3%
                                               ========    ========    ========          ========        ====

REVIEW OF OPERATIONS

ELECTRONICS AND COMMUNICATIONS

The Electronics and Communications segment's third quarter 2004 sales were $155.1 million, compared with third quarter 2003 sales of $115.8 million. Third quarter 2004 operating profit was $15.5 million, compared with operating profit of $9.7 million in the third quarter of 2003.

Third quarter 2004 sales, compared with the same period of 2003, reflected revenue growth in defense electronic products, electronic instruments, telecommunication subsystems and relay products. This growth was partially offset by lower sales from electronic manufacturing services, primarily driven by lower government and medical sales. The revenue growth in defense electronic products was driven by sales of traveling wave tubes, the acquisition of Reynolds Industries, Incorporated on July 2, 2004, and the acquisition of assets of Filtronic Solid State on December 31, 2003. Electronic instruments revenue was favorably impacted by the acquisition of Isco, Inc. on June 18, 2004, the acquisition of Leeman Labs' assets on February 27, 2004, increased demand for geophysical sensors for the petroleum exploration market and increased sales of other instrument products. The increase in revenue from acquisitions for the third quarter of 2004, compared with the same period in 2003, was $32.4 million. Segment operating profit was favorably impacted by acquisitions and organic sales growth partially offset by an increase in pension expense. Pension expense was $1.7 million in the third quarter of 2004 compared with pension expense of $1.2 million in the third quarter of 2003.

SYSTEMS ENGINEERING SOLUTIONS

The Systems Engineering Solutions segment's third quarter 2004 sales were $65.2 million, compared with third quarter 2003 sales of $53.2 million. Third quarter 2004 operating profit was $7.7 million, compared with operating profit of $6.0 million in the third quarter of 2003.

Third quarter 2004 sales, compared with the same period of 2003, reflected revenue growth in core defense and environmental programs. The higher operating profit in the third quarter of 2004, compared with the same period of 2003, was primarily the result of increased sales and improved margins on various time and material contracts. Segment operating profit in the third quarter of 2004 included no pension expense compared to $0.1 million of pension expense for the third quarter of 2003. Operating margin is expected to be lower in the fourth quarter of 2004, compared with the first nine months of 2004, due to contract mix and higher bid and proposal expenses.

AEROSPACE ENGINES AND COMPONENTS

The Aerospace Engines and Components segment's third quarter 2004 sales were $44.3 million, compared with third quarter 2003 sales of $43.0 million. The third quarter 2004 operating profit and other segment income was $2.9 million, compared with operating loss of $0.4 million in the third quarter of 2003.

Third quarter 2004 sales, compared with the same period of 2003, reflected revenue growth in OEM piston engines, aftermarket piston engines and parts sales, partially offset by lower turbine engine sales. Sales from turbine engines were lower primarily due to reduced revenue from Harpoon cruise missile engines. Segment operating profit for the third quarter of 2004, compared with the operating loss for the third quarter of 2003, reflected favorable revenue growth and lower expenses. In addition, segment operating profit and other segment income included the receipt of $2.5 million pursuant to an agreement with Honda Motor Co., Ltd. related to the piston engine business. While the terms of the piston engine agreement are confidential, the company anticipates receiving $5.0 million in 2005 and $2.5 million in 2006 under the agreement. Hurricane Ivan affected third quarter sales and operating profit in the aircraft piston engine business, whose primary facility is located in Mobile, Alabama. While the Mobile facility experienced downtime, production inefficiencies, water and roof damage, it sustained no significant damage. Segment operating profit was unfavorably impacted by pension expense of $0.4 million in the third quarter of 2004 compared with pension expense of $0.4 million in the third quarter of 2003.

ENERGY SYSTEMS

The Energy Systems segment's third quarter 2004 sales were $5.4 million, compared with third quarter 2003 sales of $3.7 million. Third quarter 2004 operating profit was $0.4 million, compared with break-even results in the third quarter of 2003.

The increase in third quarter 2004 sales resulted from multi-year government contracts which were awarded in 2003 for fuel cell and thermoelectric power generator work. Operating profit was favorably impacted by the growth in sales and a reduction in research and development costs. Segment operating profit was unfavorably impacted by pension expense of $0.1 million in the third quarter of 2004 compared with no pension expense in the third quarter of 2003.

ADDITIONAL FINANCIAL INFORMATION

CASH FLOW

Third quarter 2004 cash provided by operating activities was $30.3 million, compared with cash provided by operating activities of $26.8 million for the same period of 2003. The increase in cash provided by operating activities in 2004, compared with 2003, is due to improved net income and lower aircraft product liability settlement payments. Free cash flow (cash from operating activities less capital expenditures) was $26.4 million for the third quarter of 2004, compared with free cash flow of $20.7 million for the same period of 2003. In the third quarter of 2004, Teledyne Technologies completed the acquisition of Reynolds Industries, Incorporated for total consideration of $45.1 million (including capital lease obligations assumed and net of cash acquired). Of this amount, approximately $3.7 million is expected to be paid in the fourth quarter of 2004. The acquisition was funded using available cash as well as borrowings under the company's $280.0 million revolving credit facility. At September 26, 2004, total debt including $3.9 million in capital lease obligations was $66.8 million, which includes $60.0 million drawn against the credit facility as well as debt and capital lease obligations assumed in the acquisition of Isco, Inc. and Reynolds Industries, Incorporated. On October 22, 2004, Teledyne completed the acquisition of the defense electronics assets of Celeritek, Inc. for $33.0 million. The acquisition was funded primarily with borrowings under the credit facility. Cash and cash equivalents were $15.7 million at September 26, 2004. Capital expenditures for the third quarter of 2004 were $3.9 million, compared with $6.1 million for the third quarter of 2003. Depreciation and amortization expense was $7.0 million for the third quarter of 2004 and $5.9 million for the third quarter of 2003.

Free Cash Flow (a)

                                                      Third     Third
                                                     Quarter   Quarter
(in millions, brackets indicate use of funds)         2004      2003
---------------------------------------------        -------   -------
Cash provided by operating activities                $  30.3   $  26.8
Capital expenditures                                    (3.9)     (6.1)
                                                     -------   -------
Free cash flow                                       $  26.4   $  20.7
                                                     =======   =======

(a) The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures.

PENSION

Pension expense for the third quarter of 2004 was $2.2 million, compared with pension expense of $1.7 million for the same period of 2003.

OTHER

The third quarter of 2003 included an income tax benefit of $2.4 million due to the reversal of an income tax contingency reserve which was determined to be no longer needed during the third quarter of 2003. Other income for the third quarter of 2004 included the receipt of $2.5 million pursuant to an agreement with Honda Motor Co., Ltd. which is included as part of the Aerospace Engines and Components segment operating profit and other segment income for segment reporting purposes.

OUTLOOK

Based on its current outlook, the company's management believes that fourth quarter 2004 earnings per share will be in the range of approximately $0.27 to $0.30. The full year 2004 earnings per share outlook is expected to be in the range of approximately $1.12 to $1.15, an increase from prior guidance of $1.00 to $1.05.

The company's 2004 outlook reflects anticipated revenue growth in the company's defense electronics and instrumentation businesses, primarily due to the acquisitions completed during fiscal 2004. The company's outlook also includes an expected recovery in some of the company's short cycle electronics markets. Operating margin in the company's Systems Engineering Solutions segment is expected to be lower in the fourth quarter of 2004, compared with the first nine months of 2004, due to contract mix and higher bid and proposal expenses.

Full year 2003 earnings included $6.9 million or $0.13 per share in pension expense. The company currently expects approximately $8.7 million or $0.16 per share of pension expense in 2004. The increase in pension expense reflects, in part, a reduction in the discount rate assumption for the company's defined benefit plan. The company's assumed discount rate is 6.5% in 2004, compared with 7.0% in 2003. As of January 1, 2004, new hires participate in an enhanced defined contribution plan as opposed to the company's existing defined benefit plan. Currently, Teledyne Technologies anticipates making an after-tax cash contribution of approximately $3.0 million to its pension plan in 2004. Also, under one of its spin-off agreements, after November 29, 2004, the company will be able to charge pension costs to the U.S. Government under various government contracts.

                           EARNINGS PER SHARE SUMMARY
                       (Diluted earnings per common share)

                                             2004 Full Year Outlook     2003 Results  2002 Results
                                            -------------------------   -----------   -----------
                                                Low           High         Actual        Actual
                                            -----------   -----------   ------------  ------------
Earnings per share (excluding net pension
     income (expense) and income tax        $      1.28   $      1.31   $       0.97  $       0.73
     benefit)
     Net pension income (expense)                 (0.16)        (0.16)         (0.13)         0.04
                                            -----------   -----------   ------------  ------------
Earnings per share (excluding income tax
     benefit)                                      1.12          1.15           0.84          0.77
     Income tax benefit                              --            --           0.07            --
                                            -----------   -----------   ------------  ------------
Earnings per share                          $      1.12   $      1.15   $       0.91  $       0.77
                                            ===========   ===========   ============  ============

FORWARD-LOOKING STATEMENTS CAUTIONARY NOTICE

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, capital expenditures, pension matters and strategic plans. Actual results could differ materially from these forward-looking statements. Many factors, including changes in demand for products sold to the semiconductor, communications and commercial aviation markets, funding, continuation and award of government programs, changes in insurance expense, customers' acceptance of piston engine price increases, continued liquidity of our customers (including commercial airline customers) and economic and political conditions, could change the anticipated results. In addition, stock market fluctuations affect the value of the company's pension assets.

Global responses to terrorism and other perceived threats increase uncertainties associated with forward-looking statements about our businesses. Various responses to terrorism and perceived threats could realign government programs, and affect the composition, funding or timing of our programs. Reinstatement of flight restrictions would negatively impact the market for general aviation aircraft piston engines and components.

The company continues to take action to assure compliance with the internal controls, disclosure controls and other requirements of the Sarbanes-Oxley Act of 2002. While the company believes its control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.

While Teledyne Technologies' growth strategy includes possible acquisitions, the company cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions, including recent acquisitions of the defense electronics assets of Celeritek, Inc., Reynolds Industries, Incorporated and Isco, Inc., involve various inherent risks, such as, among others, our ability to integrate acquired businesses and to achieve identified financial and operating synergies.

Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Teledyne Technologies' periodic filings with the Securities and Exchange Commission, including its 2003 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The company assumes no duty to update forward-looking statements.

A live webcast of Teledyne Technologies' third quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, October 28, 2004. To access the call, go to www.companyboardroom.com or www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month at these same sites starting at 12:00 p.m. (Eastern) on Thursday, October 28, 2004.

Investor Contact:         Jason VanWees
                          (310) 893-1642

Media Contact:            Robyn Choi
                          (310) 893-1640

                                       ###

                       TELEDYNE TECHNOLOGIES INCORPORATED
                        CONSOLIDATED STATEMENTS OF INCOME
                   FOR THE THREE AND NINE MONTH PERIODS ENDED
                    SEPTEMBER 26, 2004 AND SEPTEMBER 28, 2003
               (Unaudited - In millions, except per share amounts)

                                                          Third     Third     Nine      Nine
                                                         Quarter   Quarter   Months    Months
                                                          2004      2003      2004      2003
                                                         -------   -------   -------   -------
Net sales                                                $ 270.0   $ 215.7   $ 728.5   $ 618.3
Costs and expenses:
   Costs of sales                                          194.6     163.1     541.2     468.2
   Selling, general and administrative expenses             56.9      40.7     142.5     116.4
                                                         -------   -------   -------   -------
Income before other income (expense) and taxes              18.5      11.9      44.8      33.7
   Other income (expense)(a)                                 2.7       0.5       3.0      (1.3)
   Interest expense, net                                     0.6       0.2       1.0       0.5
                                                         -------   -------   -------   -------
Income before income taxes                                  20.6      12.2      46.8      31.9
   Provision for income taxes(b)                             8.1       2.3      18.5      10.0
                                                         -------   -------   -------   -------
Net income                                               $  12.5   $   9.9   $  28.3   $  21.9
                                                         =======   =======   =======   =======

Diluted earnings per common share                        $  0.37   $  0.30   $  0.85   $  0.67
                                                         =======   =======   =======   =======
Weighted average diluted common shares outstanding          33.6      32.7      33.4      32.6
                                                         =======   =======   =======   =======

(a) The third quarter and first nine months of 2004 includes the receipt of $2.5 million pursuant to an agreement with Honda Motor Co., Ltd. related to the piston engine business.

(b) The third quarter and first nine months of 2003 provision for taxes includes a $2.4 million income tax benefit from the reversal of an income tax contingency reserve which was determined to be no longer needed during the third quarter of 2003.

                       TELEDYNE TECHNOLOGIES INCORPORATED
                SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT
                   FOR THE THREE AND NINE MONTH PERIODS ENDED
                    SEPTEMBER 26, 2004 AND SEPTEMBER 28, 2003
                            (Unaudited - In millions)

                                                     Third     Third     Nine      Nine
                                                    Quarter   Quarter   Months    Months
                                                      2004      2003     2004      2003
                                                    -------   -------   -------   -------
Net sales:
     Electronics and Communications                 $ 155.1   $ 115.8   $ 406.1   $ 329.0
     Systems Engineering Solutions                     65.2      53.2     177.4     160.2
     Aerospace Engines and Components                  44.3      43.0     128.5     118.5
     Energy Systems                                     5.4       3.7      16.5      10.6
                                                    -------   -------   -------   -------
Total net sales                                     $ 270.0   $ 215.7   $ 728.5   $ 618.3
                                                    =======   =======   =======   =======

Operating profit (loss) and other segment income:
     Electronics and Communications                 $  15.5   $   9.7   $  37.7   $  24.6
     Systems Engineering Solutions                      7.7       6.0      20.9      19.8
     Aerospace Engines and Components(a)                2.9      (0.4)      1.3       1.2
     Energy Systems                                     0.4        --       0.9      (0.7)
                                                    -------   -------   -------   -------
Segment operating profit and other segment income   $  26.5   $  15.3   $  60.8   $  44.9
     Corporate expense                                 (5.5)     (3.4)    (13.5)    (11.2)
     Other income (expense)                             0.2       0.5       0.5      (1.3)
     Interest expense, net                              0.6       0.2       1.0       0.5
                                                    -------   -------   -------   -------
Income before income taxes(b)                          20.6      12.2      46.8      31.9
     Provision for income taxes                         8.1       2.3      18.5      10.0
                                                    -------   -------   -------   -------
Net income                                          $  12.5   $   9.9   $  28.3   $  21.9
                                                    =======   =======   =======   =======

(a) The third quarter and first nine months of 2004 segment operating profit includes the receipt of $2.5 million pursuant to an agreement with Honda Motor Co., Ltd. related to the piston engine business. This amount is included as part of other income on the income statement table on the prior page.

(b) The third quarter and first nine months of 2003 provision for taxes includes a $2.4 million income tax benefit from the reversal of an income tax contingency reserve which was determined to be no longer needed during the third quarter of 2003.

                       TELEDYNE TECHNOLOGIES INCORPORATED
                  CONSOLIDATED CONDENSED BALANCE SHEETS AS OF
                    SEPTEMBER 26, 2004 AND DECEMBER 28, 2003
              (Current period unaudited - In millions of dollars)

                                                       SEPTEMBER 26,   December 28,
                                                           2004            2003
                                                       -------------   ------------
ASSETS
Cash and cash equivalents                              $        15.7   $       37.8
Accounts receivable, net                                       149.2          121.3
Inventories, net                                                87.9           63.6
Deferred income taxes, net                                      24.9           22.7
Prepaid expenses and other assets                                6.9            7.1
                                                       -------------   ------------
   Total current assets                                        284.6          252.5

Property, plant and equipment, net                              87.5           76.0
Deferred income taxes, net                                       7.6           14.2
Goodwill, net                                                  137.4           56.2
Other assets, net                                               62.4           29.2
                                                       -------------   ------------
   Total assets                                        $       579.5   $      428.1
                                                       =============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                                       $        63.0   $       48.1
Accrued liabilities                                             92.7           74.9
Current portion of long-term debt and capital leases             2.9             --
                                                       -------------   ------------
   Total current liabilities                                   158.6          123.0

Long-term debt                                                  60.1             --
Long-term capital leases                                         3.8             --
Other long-term liabilities                                    102.1           84.1
                                                       -------------   ------------
   Total liabilities                                           324.6          207.1
   Total stockholders' equity                                  254.9          221.0
                                                       -------------   ------------

   Total liabilities and stockholders' equity          $       579.5   $      428.1
                                                       =============   ============